Exhibit 99.1

Q4 2011 Selected Operating and Financial Results

Unitymedia Continues to Leverage Triple-Play Momentum

Cologne, Germany - February 23, 2012. Unitymedia GmbH (“Unitymedia”), the largest cable operator in the German federal-states of North Rhine-Westfalia and Hesse, today provides selected, preliminary unaudited historical and pro forma financial and operating information for the three months and year ended December 31, 2011. Unitymedia is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on Unitymedia´s (www.unitymedia.de) and Liberty Global´s (www.lgi.com) websites. In addition, Unitymedia's December 31, 2011 Annual Report, including its audited financial statements and accompanying notes, are expected to be posted to both websites prior to the end of March 2012. The financial and operating information presented for the year ended December 31, 2010 is presented on a pro forma basis. Financial and operating information included in this release for all other periods is presented on a historical basis unless otherwise noted. For additional information, see footnote 1 on page 10. Operating and financial highlights for the three months (“Q4”) and year (“FY”) ended December 31, 2011, as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•	Record annual RGU performance with total RGU net additions of 441,500 during FY 2011, a 30% increase in year-on-year RGU growth, of which 102,000 RGUs were added in Q4

•	Unity3play momentum and value-added digital services driving advanced services growth - 20% of customer base now subscribe to all three services:

◦	Broadband internet base grew by a record 252,200 RGUs during FY 2011 and 68,300 RGUs during Q4 2011, now reaching over 1 million subscribers

◦	Telephony base increased by a record 249,100 RGUs during FY 2011 and 67,000 RGUs during Q4 2011, also passing the 1 million subscriber threshold

◦
Digital penetration, benefitting from strong demand for HD/DVRs and bundled pay TV programming, reached 39% of total video base after adding 202,000 RGUs during 2011, of which 47,100 RGUs came in Q4 2011

•	EuroDOCSIS 3.0 year-end upgrade target achieved with 97% of 2-way homes passed having access to ultra-high broadband speeds of over 100 Mbps

Financial Results:*

•	Revenue grew 10% to €268 million in Q4 2011 and 10% to €1,025 million for FY 2011

•	ARPU per customer improved 10% to €17.20 in Q4 and 9% to €16.48 for FY 2011

•	Adjusted EBITDA increased by 17% to €159 million in Q4 2011 and 18% to €613 million for FY 2011, representing margins of 59% and 60%, respectively

•	Loss from continuing operations was €12 million and €134 million for Q4 and FY 2011, respectively

•	Capex represented 29% of revenue for FY 2011, in line with updated 2011 guidance

__________________

*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 9-11.

Unitymedia Operating Statistics Summary

	As of and for the indicated period ended December 31,
	2011 Historical	2010 Historical	Change

Footprint
Homes Passed(2)	8,674,200	8,718,900	(1%)
Two-way Homes Passed(3)	8,304,900	8,183,600	1%

Subscribers (RGUs(4))
Analog Cable(5)	2,692,400	2,954,200	(9%)
Digital Cable(6)	1,735,800	1,533,800	13%
Total Video	4,428,200	4,488,000	(1%)
Internet(7)	1,032,500	780,300	32%
Telephony(8)	1,028,400	779,300	32%
Total RGUs	6,489,100	6,047,600	7%

Q4 RGU net additions/(losses)
Analog Cable	(80,400)	(53,600)	(50%)
Digital Cable	47,100	42,100	12%
Total Video	(33,300)	(11,500)	(190%)
Internet	68,300	53,900	27%
Telephony	67,000	53,100	26%
Total RGU Net Additions	102,000	95,500	7%

Penetration
Digital Cable as % of Total Video Subs(9)	39.2%	34.2%	500bp
Internet as % of Two-way Homes Passed(10)	12.4%	9.5%	290bp
Telephony as % of Two-way Homes Passed(10)	12.4%	9.5%	290bp

Customer relationships
Customer Relationships(11)	4,534,900	4,555,100	*
RGUs per Customer Relationship	1.43	1.33	8%

Customer bundling
Single-Play	76.9%	82.5%	(560bp)
Double-Play	3.2%	2.2%	100bp
Triple-Play	19.9%	15.3%	460bp

ARPU(12)
FY 2011 Monthly ARPU per Customer Relationship	16.48	15.07	9%
Q4 2011 Monthly ARPU per Customer Relationship	17.20	15.60	10%

* Less than 1%
For footnote disclosure, please refer to pages 10-11.

Subscriber Statistics

At December 31, 2011, we served 4.5 million customers throughout our footprint in the German federal states of NRW and Hesse a total of 6.5 million services, consisting of 4.4 million video, 1.0 million internet and 1.0 million telephony subscriptions. During 2011, we added a record 441,500 RGUs in total, of which 102,000 RGUs were added in the fourth quarter. This compares to 340,100 RGUs that we added during the twelve months ended December 31, 2010. This 30% increase in year-on-year RGU growth was primarily a result of accelerated internet and telephony RGU growth. At December 31, 2011, advanced services, consisting of digital cable, internet and telephony, accounted for 59% of our total RGU base, as compared to 51% at December 31, 2010. At the same time, 20% of our customer base subscribed to our Unity3play bundles and 3% opted for double-play services. Bundling penetration within our customer base grew 8% and reached 1.43 RGUs per customer relationship at December 31, 2011, leading to a monthly ARPU per customer relationship of €16.48 for 2011, a 9% improvement over 2010. Q4 2011 monthly ARPU per customer relationship was up 10% to €17.20, compared to €15.60 in Q4 2010.

Our 4.4 million video subscriber base at December 31, 2011 consisted of 2.7 million analog and 1.7 million digital cable subscribers. During 2011, we lost 59,800 video RGUs, compared to 45,000 during the 2010 period. The higher number of losses resulted from higher video losses during Q4 2011 as compared to the respective prior year period. Our Q4 2010 video loss was positively impacted by the reconnection of a large multi-dwelling contract of 17,000 RGUs. The decline in our analog video customer base was largely offset by the addition of 202,000 digital cable RGUs during 2011. The strong increase in digital cable RGUs was primarily due to strong Unity3play momentum, driven by attractive bundles of digital cable, broadband internet and telephony services at compelling prices, and the ongoing demand for our HD/DVR services and premium pay TV tiers. During 2011 we sold 165,000 HD/DVR subscriptions and at December 31, 2011, approximately 16% of our digital video base subscribed to a DVR or HD/DVR.

Beginning November 2011, we also started to carry the HD channels from private broadcaster ProSiebenSAT1 group on our network and our digital TV base with a suitable HD set-top box or CI+ module can watch the ProSieben, SAT.1 and kabel eins channels, and from February 1, 2012, also Sixx, in HD quality, bringing the total number of HD channels to 22. In December 2011, we further broadened our set-top box offerings by launching our HD zapper box in addition to our HD/DVR, standard SD boxes and CI+ modules. We also launched mobile telephony service offerings in December 2011 on the back of a wholesale agreement, targeting to provide the full scope of quadruple services for customers who prefer receiving all multimedia services from a single source. The basic mobile offering includes up to five SIM cards per household with flat rate calls to Unitymedia fixed line and mobile customers, while the medium tier also includes flat rate calling to all German fixed lines and/or a smartphone internet data subscription, and the premium product comprises flat rate calling in all German networks including a smartphone data subscription. In terms of marketing and sales approach, we continued to broaden our sales channel mix by pushing web sales and opening new retail and partner shops in various cities in our upgraded regions, totaling 160 shops by year-end 2011. In addition, we started a cooperation in February 2012 with Mobilcom/Debitel group, a German telecom reseller, offering all Unitymedia products in their shops in NRW and Hesse, increasing our overall retail presence to over 310 shops.

During 2011, we continued to market our “DSL switcher” campaign that offers new subscribers free double- and triple-play services for up to six months if their existing DSL contract has a remaining life of over three months, while doubling the speed of their previous standard DSL connection. Due in part to this attractive offer and the strong consumer demand, we delivered the highest take-up rate of bundled broadband services in the company´s history: During 2011 we added 252,200 internet and 249,100 telephony RGUs, of which 68,300 and 67,000, respectively, were added during Q4. These strong take-up rates led to 32% growth of both our broadband internet and telephony subscriber bases, as compared to the prior year period, and we now reach over 1 million subscribers for both services. The growth in these product segments was fueled by strong brand awareness, speed advantage relative to DSL, increased retail presence, high referral rates and a compelling triple-play value proposition from a single source.

We achieved our year-end upgrade target with availability of superfast broadband internet services based on the EuroDOCSIS 3.0 technology in 97% of our two-way homes passed, enabling 8.0 million households in our footprint to subscribe to internet services with speeds of over 100 Mbps. As 3.5 million of our existing subscribers are still single play and mainly video only, we expect to continue to use our product superiority to upsell additional services to this group. In addition to upselling bundled services to our existing customer base, we see considerable runway for growth with digital video and compelling bundled broadband services as we pass 8.7 million homes in our footprint in total.

Financial Results

Unitymedia Preliminary Unaudited Selected Historical and Pro Forma Consolidated Financial Results(1) for the Three Months Ended December 31, 2011 and 2010 and Year Ended December 31, 2011 and 2010 Based on EU-IFRS*

	Three months ended December 31,
	2011 Historical	2010 Historical	Change
	in millions

Revenue	€267.5	€242.3	10%

Adjusted EBITDA(13)	€158.5	€135.4	17%

Capital expenditures (“CapEx”)(14)	€98.9	€75.5	31%

Key Financial Metrics
Adjusted EBITDA Margin(15)	59.3%	55.9%	340bp
CapEx as % of Revenue	37.0%	31.2%	580bp

_____________________________
* International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

	Year ended December 31,
	2011 Historical	2010 Pro forma	Change
	in millions

Revenue	€1,025.2	€935.2	10%

Adjusted EBITDA(13)	€613.2	€520.9	18%

CapEx (14)	€298.6	€261.3	14%

Key Financial Metrics
Adjusted EBITDA Margin(15)	59.8%	55.7%	410bp
CapEx as % of Revenue	29.1%	27.9%	120bp

Revenue for the three months and year ended December 31, 2011, amounted to €267.5 million and €1,025.2 million, reflecting increases of 10% each, respectively, over the corresponding periods in 2010. These revenue increases were primarily due to our advanced services growth, in particular the record take-up of our Unity3play product bundles and the ongoing traction of our value-added digital services, especially our HD/DVR. The increase in our advanced services was partially offset by a decrease related to basic video subscriber churn resulting from competition.

Adjusted EBITDA for the three months and year ended December 31, 2011, increased by 17% and 18% year-on-year to €158.5 million and €613.2 million, respectively, driven by the increase in advanced services revenue noted above as well as lower bad debt and network related costs. This increase was partially offset by higher discounts as a result of promotional periods associated with our “DSL switcher” campaign and higher customer care costs as a result of the volume growth. Looking into 2012, we plan to aggressively market our advanced services and expect to increase spending on marketing and advertising. In particular, our results during the first half of 2012 are expected to be impacted by strategic marketing initiatives aimed at further strengthening our brand awareness and positioning our company for future growth.

During the three months ended December 31, 2011, our Adjusted EBITDA margin expanded 340 basis points to reach 59.3%, compared to the respective prior period in 2010. Similarly, our Adjusted EBITDA margin for FY 2011 increased 410 basis points to 59.8%.

Capital expenditures for the three months ended December 31, 2011, were €98.9 million or 37.0% of revenue, as compared to €75.5 million or 31.2% of revenue for the three months ended December 31, 2010. The increase in capital expenditures was in line with our expectations and primarily related to certain IT and network platform projects, cluster splits and higher spend for customer premises equipment due to the accelerated growth of our advanced services, as well as related in-home wiring upgrade costs for broadband and HD/DVR services.

For FY 2011, our capital expenditures were €298.6 million or 29.1% of revenue, compared to €261.3 million or 27.9% of revenue. This increase was due to the strong advanced services RGU growth and related expenditures as well as IT and platform projects during the fourth quarter, and in line with our guided range of 28-30%.

For 2012, we plan to build on the strong subscriber momentum with our advanced services that occurred during 2011 and will launch several new products and service offerings. As a result, capital expenditures for 2012 are expected to range between 28-30% of revenue, depending on subscriber growth and product roll-outs.

As of December 31, 2011, in total our network was 96% upgraded for two-way services (of which 97% is EuroDOCSIS 3.0 enabled) up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

On December 15, 2011, following receipt of regulatory approval, our parent Liberty Global consummated the purchase of Kabel BW Musketeer GmbH, the parent of Kabel BW Erste Beteiligungs GmbH (“Kabel BW”), the largest cable TV operator in the German federal state Baden-Wuerttemberg, in accordance with the terms of its previously announced acquisition agreement.

As part of the regulatory approval process, Liberty Global made certain commitments to address the regulator's competition concerns as outlined below.

(a)
The digital free-to-air television channels (as opposed to channels marketed in premium subscription packages) distributed on the networks of Unitymedia and Kabel BW, will be distributed in unencrypted form commencing January 1, 2013.  This commitment is consistent with Kabel BW's current practice and generally covers free-to-air television channels in standard definition and high definition (HD).  If, however, free-to-air television broadcasters request their HD content to be distributed in an encrypted HD package, the encryption of free-to-air HD channels is still possible.  In addition, Liberty Global made a commitment that, through December 15, 2015, the annual carriage fees received by Unitymedia and Kabel BW for each such free-to-air television channel distributed in digital or simulcast in digital and analog would not exceed a specified annual amount, determined by applying the respective current rate card systems of Unitymedia and Kabel BW as of January 1, 2012;

(b)
Effective January 1, 2012, Unitymedia and Kabel BW waived their exclusivity rights in access agreements with housing associations with respect to the usage of infrastructures other than the in-building distribution networks of Unitymedia and Kabel BW to provide television, internet or telephony services within the building;

(c)
Effective January 1, 2012, upon expiration of the minimum term of an access agreement with a housing association, Unitymedia or Kabel BW, as applicable, will transfer the ownership rights to the in-building distribution network to the building owner or other party granting access.  In addition, Unitymedia and Kabel BW have waived their right to remove their in-building distribution networks; and

(d)
A special early termination right will be granted with respect to certain of Unitymedia's and Kabel BW's existing access agreements with the largest housing associations that cover more than 800 dwelling units and have a remaining term of more than three years.  The total number of dwelling units covered by the affected agreements is approximately 340,000, of which approximately 230,000 and 110,000 are located in the footprints of Unitymedia and Kabel BW, respectively.  The special termination right may be exercised on or before September 30 of each calendar year up to the expiration of the current contract term, with termination effective as of January 1 or July 1 of the following year.  If the special termination right is exercised, compensation will be paid to partially reimburse Unitymedia or Kabel BW, as applicable, for their unamortized investments in modernizing the in-building network based on an agreed formula.

Capital Resources

The following table details our nominal, consolidated third-party financial debt as of December 31, 2011:

Unitymedia financial debt	Maturity date	Interest rate	Nominal value
			in millions

Euro Senior Secured Notes	Dec. 1, 2017	8.125%	€1,430.0
USD Senior Secured Notes	Dec. 1, 2017	8.125%	€652.0	(16)
Senior Notes	Dec. 1, 2019	9.625%	€665.0
Revolving Credit Facility	Dec. 31, 2014	Euribor + 3.75%	€80.0

The following table provides the components of our consolidated third-party financial debt and finance lease obligations as of the indicated dates:

	December 31, 2011	December 31, 2010
	in millions

Revolving Credit Facility, of which drawn	€80.0	€80.0
Euro Senior Secured Notes due 2017, net of issuance discount	1,405.4	1,402.3
USD Senior Secured Notes due 2017, net of issuance discount	641.3	620.2
Senior Notes due 2019, net of issuance discount	651.5	650.5
Finance Lease Obligations	5.1	4.6
Subtotal	2,783.3	2,757.6

Capitalized transaction costs and accrued interest, net	(38.2)	(46.0)
Third-party financial debt and finance lease obligations per EU-IFRS balance sheet	2,745.1	2,711.6

Cash and cash equivalents	(20.1)	(58.7)
Net debt(17)	€2,725.0	€2,652.9

About Unitymedia

Unitymedia is the second largest cable operator in Germany in terms of video subscribers and is a subsidiary of Liberty Global. We provide analog and digital cable television services as well as internet and telephony services to our 4.5 million customers who reside in our upgraded network area in the federal states of North Rhine-Westphalia and Hesse. As of December 31, 2011, Unitymedia served approximately 4.4 million video subscribers (including 1.7 million digital video subscribers), 1.0 million internet subscribers and 1.0 million telephony subscribers over a broadband communications network that passed approximately 8.7 million homes. More information on Unitymedia can be found at www.unitymedia.de.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of December 31, 2011, Liberty Global's continuing businesses operated state-of-the-art networks serving 20 million customers across 13 countries principally located in Europe and Chile. Liberty Global's operations also include significant programming businesses such as Chellomedia in Europe.

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to increase the penetration of our advanced services and our ARPU per customer through bundled product offerings and enhanced digital video functionality and content; the impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations as to our future capital expenditures as a percentage of revenue; our expectations with respect to our marketing and advertising expenditures during 2012; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA, and control capital expenditures as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Forms 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our December 31, 2011 Annual Report, including our audited consolidated financial statements and accompanying notes, prior to the end of March 2012, at which time they will be posted to the investor relations section of the Unitymedia website (www.unitymedia.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global's consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia		Corporate Communications – Unitymedia
Christian Fangmann	+49 221.37792.151	Katrin Köster	+49 221.37792.159

Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693

Key Preliminary Unaudited Consolidated Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended December 31,
	2011 Historical	2010 Historical
	in millions

Revenue	€267.5	€242.3

Adjusted EBITDA(13)	158.5	135.4
Depreciation and amortization expense	(99.6)	(90.7)
Restructuring and other operating charges	—	(1.8)
Stock-based compensation	(0.3)	—
Related-party fees and allocations(18)	(9.1)	(6.4)
Earnings before interest and taxes (EBIT)	49.5	36.5

Net financial and other expense	(94.3)	(92.0)
Income tax benefit	32.9	17.9
Loss from continuing operations	€(11.9)	€(37.6)

CapEx (14)	€98.9	€75.5

Adjusted EBITDA Margin(15)	59.3%	55.9%
CapEx as % of revenue	37.0%	31.2%

	Year ended December 31,
	2011 Historical	2010 Pro forma
	in millions

Revenue	€1,025.2	€935.2

Adjusted EBITDA(13)	613.2	520.9
Depreciation and amortization expense	(388.3)	(351.8)
Restructuring and other operating charges	(0.5)	(26.7)
Stock-based compensation	(0.5)	—
Related-party fees and allocations(18)	(35.8)	(23.8)
EBIT	188.1	118.6

Net financial and other expense	(337.9)	(319.6)
Income tax benefit	16.1	33.1
Loss from continuing operations	€(133.7)	€(167.9)

CapEx (14)	€298.6	€261.3

Adjusted EBITDA Margin(15)	59.8%	55.7%
CapEx as % of revenue	29.1%	27.9%

Footnotes

(1)
Unitymedia, formerly UPC Germany GmbH, is a subsidiary of Liberty Global. Unitymedia was formed by Liberty Global on October 15, 2009 in contemplation of the issuance of Senior and Senior Secured Notes (collectively, the “Unitymedia Senior Notes”) in connection with Unitymedia's then potential acquisition of the entity (“Old Unitymedia”) that owned the second largest cable operator in Germany. On September 16, 2010, Old Unitymedia merged with Unitymedia and Unitymedia became the surviving entity (the “Unitymedia Merger”). The Unitymedia Merger, along with the new basis of accounting that resulted from Unitymedia's January 28, 2010 acquisition from Unity Media S.C.A of 100% of Old Unitymedia (the “Liberty Global Transaction”), has been given effect as of January 28, 2010 in the historical consolidated financial statements of Unitymedia. As a result of the Unitymedia Merger, (i) Unitymedia has replaced Old Unitymedia as the reporting entity under the Indentures for the Unitymedia Senior Notes and (ii) in accordance with EU-IFRS, the historical financial statements of Unitymedia (a) do not cover periods prior to its October 15, 2009 formation date and (b) give effect to the Liberty Global Transaction on January 28, 2010. In order to present meaningful comparisons, the financial and statistical information presented in this earnings release for the year ended December 31, 2010 is presented on a pro forma basis assuming that the Unitymedia Merger, the Liberty Global Transaction and the refinancing of Old Unitymedia´s debt had all occurred on January 1, 2010. Accordingly, the historical results and financial position (each as adjusted for the new basis of accounting), and the capital expenditures and statistical information of Old Unitymedia are included in the Unitymedia amounts for all periods presented. The amounts for Unitymedia for the 2010 period ended on January 27, 2010 that are included in the pro forma 2010 results are derived from the historical financial statements of Old Unitymedia for the relevant period and should be read in conjunction with those historical consolidated financial statements and related notes thereto. Effective September 30, 2010, we closed down the DTH operations of Old Unitymedia's arena segment. As a result, Old Unitymedia's arena segment is presented as a discontinued operation for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations.

(2)
Homes Passed are homes or residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. During 2011, we recorded non-organic adjustments to reduce homes passed by 71,700, of which 42,300 occurred during Q4.

(3)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis. During 2011, we recorded non-organic adjustments to reduce two-way homes passed by 75,000, of which 42,300 occurred during Q4.

(4)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period.

(5)	Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

(7)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. We offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of December 31, 2011, our Internet Subscribers include approximately 6,000 subscribers within such housing associations who have requested and received a modem that enables the receipt of our wholesale internet service.

(8)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network.

(9)	Digital cable penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(10)	Internet and telephony penetration is calculated by dividing the internet and telephony RGUs by two-way homes passed.

(11)
Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships.

(12)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(13)
Adjusted EBITDA is not a GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G. Adjusted EBITDA is the primary measure used by our management to evaluate the company's performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. Under EU-IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. As we use the term, Adjusted EBITDA is defined as EBITDA before stock-based compensation, restructuring charges, related party fees and allocations charged by our parent company and certain other operating charges or credits. Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, earnings (loss) from continuing operations, cash flow from operating activities and other EU-IFRS measures of income or cash flows. Reconciliations of Adjusted EBITDA to our earnings (loss) from continuing operations are presented on page 9.

(14)	CapEx consist of expenditures for property, plant and equipment and intangibles (except for customer lists) as reported in our EU-IFRS cash flow statement.

(15)	We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(16)	Based on a USD/EUR exchange rate of 1.2960 as of December 31, 2011.

(17)
Net debt is total third-party debt and financial lease obligations less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(18)	Represents charge from parent for general support and administration services rendered.